Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-270051 and No. 333-282111 on Form S-3 and Registration Statements No. 333-107736, No. 333-158749, No. 333-166541, No. 333-214620, No. 333-217398, No. 333-236741, No. 333-255443, No. 333-278833 and No. 333-280596 on Form S-8 of Wesbanco, Inc of our report dated February 28, 2025, on the consolidated statements of financial condition of Premier Financial Corp. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, which is incorporated by reference in Exhibit 99.2 of this Current Report on Form 8-K/A.

/s/ Crowe LLP

Crowe LLP

Cleveland, Ohio

March 28, 2025